Sub-Item 77C:	Submission of matters to a vote of security holders

A special meeting of shareholders of Artisan Funds was held on November 12, 2013. The matters and results of the votes are summarized below.

Election of
Directors		Votes For	Votes Withheld
----------------	-----------	---------------
David A. Erne		1,081,695,105 	13,934,296
Gail L. Hanson		1,082,470,489 	13,168,993
Thomas R. Hefty		1,081,473,018 	14,149,797
Patrick S. Pittard	1,081,633,621 	13,988,220
R. Scott Trumbull	1,076,194,243 	19,445,646
Eric R. Colson		1,081,763,177 	13,860,337

		Votes For	Votes	   	Abstain		Broker
				Against				Non-Votes
To approve
the amended
and restated
investment
advisory
agreement
between
Artisan
Partners
Limited
Partnership
and Artisan
Partners
Funds, Inc.
-----------    	-----------     -----------     ---------       -----------
Emerging
Markets Fund	34,521,285 	   4,012 	 5,225	 	3,257,245

Global Equity
Fund		4,828,128 	 45,184 	 23,782 	2,103,717

Global
Opportunities
Fund		21,308,898 	 219,174 	 252,732 	7,063,335

Global Small
Cap Fund	1,317,269 	 8,150	 	 15,703 	386,144

Global Value
Fund		31,456,717 	 427,644 	 297,489 	10,137,130

International
Fund		203,659,212 	 829,905 	 1,491,826 	71,395,918

International
Small Cap
Fund		17,923,770 	 85,191 	 116,705 	7,688,823

International
Value Fund	159,410,245 	 1,088,585 	 849,063 	16,424,520

Mid Cap Fund	67,559,592 	 296,107 	 1,936,091 	23,562,176

Mid Cap Value
Fund		147,896,530 	 954,023 	 2,050,502 	61,635,093

Small Cap
Fund		32,997,426 	 138,118 	 275,699 	6,341,831

Small Cap
Value Fund	74,774,581 	 229,867 	 439,421 	22,873,371

Value Fund	42,967,010 	152,684 	224,283 	9,682,270